NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC REPORTS BREAKTHROUGH USING HUMAN NEURAL STEM CELLS TO RESTORE MOTOR FUNCTION
IN CHRONIC SPINAL CORD INJURY

Newly Published Study Shows Long-Term Reversal of Hind Limb Paralysis in
Spinal Cord Injured Mice

PALO ALTO, Calif., August 19, 2010 – StemCells, Inc. (NASDAQ: STEM), announced today the publication of new preclinical data demonstrating that the Company’s proprietary human neural stem cells restore lost motor function in mice with chronic spinal cord injury. This is the first published study to show that human neural stem cells can restore mobility even when administered at time points beyond the acute phase of trauma, suggesting the prospect of treating a much broader population of injured patients than previously demonstrated. This groundbreaking study, entitled “Human Neural Stem Cells Differentiate and Promote Locomotor Recovery in an Early Chronic Spinal Cord Injury NOD-scid Mouse Model,” was led by Dr. Aileen Anderson of the Sue and Bill Gross Stem Cell Research Center at the University of California, Irvine (UCI). The paper was published yesterday in the international peer-reviewed journal PLoS ONE, and is available online at http://dx.plos.org/10.1371/journal.pone.0012272.

In this latest study, StemCells’ human neural stem cells were transplanted into mice 30 days after a spinal cord injury that results in hind limb paralysis. The transplanted mice demonstrated a significant and persistent recovery of walking ability in two separate tests of motor function when compared to control groups. These results are particularly significant because it is the first time that human neural stem cells have been shown to promote functional recovery in a chronic spinal cord injury setting, which is characterized as a point in time after injury in which inflammation has stabilized and behavioral recovery has reached a plateau. In humans, the chronic phase typically does not set in until several weeks or months following the injury.

“These exciting results demonstrate an expanded window of opportunity for human neural stem cell intervention in spinal cord injury,” stated Stephen Huhn, MD, FACS, FAAP, Vice President and Head of the CNS Program at StemCells, Inc. “1.3 million individuals in the U.S. are living with chronic spinal cord injury, and this latest study provides additional evidence that the use of our human neural stem cells may be a viable treatment approach for them. The strong preclinical data we have accumulated to date will enable our transition to a clinical trial, which we plan to initiate in 2011.”

Aileen Anderson, Ph.D., Associate Professor in the Departments of Physical Medicine and Rehabilitation, and Anatomy and Neurobiology at UCI, added, “Human neural stem cells are a novel therapeutic approach that holds much promise for spinal cord injury. However, published research to date has generally focused on the acute and sub-acute phases. As part of our long-standing collaboration with StemCells, we have pursued a thoughtful and deliberate research strategy to establish the groundwork necessary to advance this cell-based approach into the clinic. This latest study builds on the extensive work we had previously published in the sub-acute phase of injury, and offers additional hope to those who are paralyzed or have impaired motor function.”

About the Sue and Bill Gross Stem Cell Research Center

The Sue and Bill Gross Stem Cell Research Center promotes basic and clinical research and training in the field of stem cell biology at the University of California, Irvine. The Center is a leading international institution in stem cell research and clinical applications, consolidating existing research strengths and clinical initiatives at UCI and serving as a nucleus for growth via collaboration and new recruits. The Center provides an organizational structure for all areas of stem cell research, contributes to premier graduate training, maintains a core stem cell facility and equipment resources, hosts guest researchers and annual meetings, and contributes to the research and dialogue on the policy and ethical issues related to stem cells. For more information, see http://stemcell.uci.edu/index.cfm.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, the potential of the Company’s human neural stem cells to one day treat a broad population of spinal cord injured patients; the prospect and timing associated with initiating a clinical trial in spinal cord injury; and statements regarding the future business operations of StemCells, Inc. (the “Company”). These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of central nervous system disorders, including spinal cord injury; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for spinal cord injury or other diseases or conditions; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

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